Exhibit 99.1

FOR IMMEDIATE RELEASE

Corus Entertainment Announces Voluntary U.S. Deregistration

(August 15, 2011 - Toronto, Canada) Corus Entertainment Inc. (TSX: CJR.B) announced today that it has filed a Form 15F with the U.S. Securities and Exchange Commission (“SEC”) with the intention of voluntarily terminating the registration of its Class B Non-Voting Shares (“Class B Shares”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Corus expects that this termination of registration of its Class B Shares with the SEC will become effective 90 days after the Form 15F filing date, or within such shorter period as the SEC may determine.  As a result of this filing, Corus’ obligation to file certain reports with the SEC, including an annual report on Form 40-F and reports on Form 6-K, will immediately be suspended. Corus is current with its reporting requirements under the Exchange Act up to and including the date of this release.

Corus will continue to list and trade its Class B Shares on the Toronto Stock Exchange (“TSX”) under the symbol “CJR.B”.  The Company will continue to comply with its Canadian continuous disclosure requirements by making filings with the Canadian Securities Administrators (“CSA”) through the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

About Corus Entertainment Inc.

Corus Entertainment Inc. is a Canadian-based media and entertainment company.  Corus is a market leader in specialty television and radio with additional assets in pay television, television broadcasting, children’s book publishing and children’s animation.  The Company’s multimedia entertainment brands include YTV, Treehouse, Nickelodeon (Canada), W Network, OWN: Oprah Winfrey Network (Canada), CosmoTV, Sundance Channel (Canada), Movie Central, HBO Canada, Nelvana, Kids Can Press and radio stations including CKNW AM 980, 99.3 The FOX, Country 105, 630 CHED, Q107, and 102.1 the Edge.  Corus creates engaging branded entertainment experiences for its audiences across multiple platforms.  A publicly traded company, Corus is listed on the Toronto Stock Exchange (CJR.B).  Experience Corus on the web at www.corusent.com.

For further information, please contact:

Tom Peddie, FCA Executive Vice President and Chief Financial Officer Corus Entertainment Inc. 416.479.6080